EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2000 Equity Incentive Plan, Amended and Restated 2000 Employee Stock Purchase Plan, and the 2001 UK Employee Stock Purchase Plan of Pharsight Corporation of our report dated May 5, 2006, with respect to the consolidated financial statements and schedule of Pharsight Corporation as of March 31, 2006 and for the two years in the period ended March 31, 2006, included in it Annual Report (Form 10-K) for the year ended March 31, 2007.

/s/ Ernst & Young LLP

San Jose, California

March 31, 2008